Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

RCS Capital Corporation

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 24, 2014, relating to the combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries, which is contained in the definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission by RCS Capital Corporation on June 11, 2014.

BDO USA, LLP

Raleigh, North Carolina

June 17, 2014